EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 24, 2004, except for Note 2, as to which the date is May 9, 2005, relating to the financial statements and financial statement schedule of Regis Corporation, which appear in Regis Corporation’s 2004 Annual Report on Amendment No. 1 to the 2004 Annual Report on Form 10-K/A for the year ended June 30, 2004.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 7, 2005